Exhibit 5

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017
212-450-4000
FAX 212-450-3800

January 7, 2004

Jacuzzi Brands, Inc.
777 S. Flagler Drive, Suite 1108
West Palm Beach, FL 33401

Ladies and Gentlemen:

     We have acted as special counsel to Jacuzzi Brands, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 9-5/8% Senior Secured Notes Due 2010 (the “New Securities”) for any and all of its outstanding
9-5/8% Senior Secured Notes Due 2010 (the “Old Securities”). The New Securities will be guaranteed on a senior secured basis by the entities listed in Schedule 1 attached hereto. The entities listed in Schedule 1 are collectively referred to herein as the “Guarantors”.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

1.  The New Securities have been duly authorized by the Company and, when executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the indenture dated as of July 15, 2003 among the Company, the Guarantors and Wilmington Trust, as trustee (the “Indenture”) and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms except (A) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally, (B) as to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (C) to the extent that a waiver of rights under any usury law may be unenforceable.

2.  The guarantee to be endorsed on the New Securities (the “New Guarantee”) by each Guarantor has been duly authorized by such Guarantor, and, when the New Securities are duly issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the New Guarantees will be valid and binding obligations of the Guarantors enforceable in accordance with their terms, except (A) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally, (B) as to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (C) to the extent that a waiver of rights under any usury law may be unenforceable.

     In rendering our opinions above,

     A.  We express no opinion as to the creation, attachment or perfection of any security interest in any collateral securing the New Securities.

     B.  We express no opinion as to the applicability (and, if applicable, the effect) of Section 548 of the U.S. Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

     We are members of the Bars of the States of New York and California and the foregoing opinions are limited to the laws of such States, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For the purposes of rendering the opinions contained herein, we note that we are not licensed to practice in any jurisdiction other than the States of New York and California; accordingly, we have assumed, with your consent and without investigation, that the laws of the State of New York are the same as the laws of each jurisdiction listed in Schedule 1 other than New York, Delaware and California on matters pertaining to such opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.

     This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ DAVIS POLK & WARDWELL